EXHIBIT 2.01

Resource Extraction Payment Report

Enbridge Inc. has prepared the following consolidated report (the “Report”) on payments for the purpose of commercial development of oil and natural gas by its wholly owned subsidiary, Wexpro Company (the “Company”) in accordance with Rule 13q-1 (17 CFR 240.13q-1) under the Securities Exchange Act of 1934, as amended, and Form SD (the “Rule”).

Payments

In accordance with the Rule, payments are reported on a cash basis according to the year in which the payment was made (rather than on an accrual basis). Any refunds are also reported according to the year in which they were received by the Company. Payments made as a single payment or as part of a series of related payments within the fiscal year exceeding $100,000 are included in this Report.

Payments made to the U.S. Government (as defined below) in connection with joint ventures are included in this Report to the extent that the Company made the relevant payment. Such payments are reported in full, whether made in the Company’s sole capacity or in the Company’s capacity as the operator of a joint venture. Where the Company is a partner in a joint venture and the role of operator is performed by a joint venture partner, meaning the Company has the role of non-operator, payments made to the U.S. Government by the partner entity are not included in this Report.

Currency

All payments are reported in U.S. dollars.

Government-level payments

As used herein, the term “U.S. Government” means the Federal Government of the United States of America and includes all departments and agencies that are subsidiary undertakings which are controlled by such authority, such as interstate entities. For the purposes of this Report, the Company has disclosed payments to the U.S. Government by each agency or department paid.

Project-level payments

For the purposes of this Report, the Company has disclosed payments to the U.S. Government by state jurisdiction, which includes Colorado, Utah, and Wyoming. The resources being extracted are oil and natural gas, all with the extraction method by well. Obligations levied at the entity level rather than on a particular project, such as corporate income taxes, are disclosed as entity level (United States - Corporate) payments.

Other considerations

The payments shown in this Report are reported in thousands of dollars.

Payment Overview

The tables below show the relevant payments made by the Company to the U.S. Government during the fiscal year ended December 31, 2025, by payment type.

Of the eight payment types required by the Rule, relevant payments include taxes, royalties, and fees. The Company did not pay any relevant production entitlements, bonuses, dividends, payments for infrastructure improvements, or community and social responsibility payments that were required by law or contract.

EXHIBIT 2.01

2025 GOVERNMENT-LEVEL PAYMENTS

United States
(In thousands)
AGENCY / DEPARTMENT	Taxes	Royalties	Fees	Total
U.S. Department of the Interior - Office of Natural Resources Revenue	$-	$19,759	$-	$19,759
U.S. Department of the Interior - Bureau of Land Management	-	-	708	708
U.S. Department of the Treasury - Internal Revenue Service	7,287	-	-	7,287
Total	$7,287	$19,759	$708	$27,754

2025 PROJECT-LEVEL PAYMENTS

United States
(In thousands)
PROJECT	Taxes	Royalties	Fees	Total
Colorado	$-	$1,309	$-	$1,309
Utah	-	950	-	950
Wyoming	-	17,500	708	18,208
United States (Corporate)	7,287	-	-	7,287
Total	$7,287	$19,759	$708	$27,754

2025 PAYMENT DETAILS DISCLOSURE

United States
(In thousands)
No.	Agency/Department	Project	Resource	Extraction Method	Type	Amount
1	U.S. Department of the Interior - Office of Natural Resources Revenue	Colorado	Oil, natural gas	Well	Royalties	$1,309
2	U.S. Department of the Interior - Office of Natural Resources Revenue	Utah	Oil, natural gas	Well	Royalties	950
3	U.S. Department of the Interior - Office of Natural Resources Revenue	Wyoming	Oil, natural gas	Well	Royalties	17,500
4	Bureau of Land Management	Wyoming	Oil, natural gas	Well	Fees	708
5	U.S. Department of the Treasury - Internal Revenue Service	United States (Corporate)	Oil, natural gas	Well	Taxes	7,287
Total						$27,754